THE YEAR TWO THOUSAND
the twenty-eighth day of January;

BEFORE Mtre. Pierre Dupré, notary, practicing in the city of Saint-Jovite, province of Québec:

APPEARING:

The Société de la faune et des parcs du Québec, created by An Act respecting the Société de la faune et des parcs du Québec (S.Q. 1999, c. 36), having its principal place of business in Québec City, represented herein by Mr. André Magny, its chief executive officer, duly authorized herein pursuant to the By-Law respecting the delegation of signature, powers and functions of the Société de la faune et des parcs du Québec adopted pursuant to resolution 99-05 of December three nineteen thousand ninety-nine (December 3, 1999) of the board of directors of the Société, which is still in force having been neither amended nor revoked, a certified copy of which remains joined to the original minute number twelve thousand and forty-seven (12,047) of the undersigned notary.

(hereinafter called the “FAPAQ”)

AND:

STATION MONT TREMBLANT, LIMITED PARTNERSHIP, a limited partnership duly constituted pursuant to the laws of the Province of Québec, having its principal place of business at 3005, chemin Principal, Mont-Tremblant, Québec, J0T 1Z0, represented herein by its sole general partner, Station Mont Tremblant Inc., represented by Michel Aubin, its president, and Charles Massicotte, its vice-president, duly authorized for the purposes hereof pursuant to a resolution adopted by the unanimous consent of the directors taking effect December six nineteen thousand ninety-one (December 6, 1991), which is still in force having been neither amended nor revoked, a copy of which is annexed to minute number seven thousand sixty-five (7065) of the undersigned notary, a copy of which is registered at the registry office for the registration division of Terrebonne (now, the land registry office for the registration division of Terrebonne) (the “Office”) under number 1017835.

(hereinafter called the “Company”)

WHICH PARTIES make the following declarations:

CONSIDERING THAT the Government of Québec (the “Government”) has concluded a lease with Station Mont Tremblant Inc. pursuant to the terms of an act signed before Mtre. Raymond Boily, notary, on March 8, 1984, bearing number 7622 of his minutes, relating to the leased territory described therein, which lease has been modified by an act signed before Mtre. Pierre Bolduc, notary, on May 12, 1987, bearing number 553 of his minutes, between the Government and Station Mont Tremblant Lodge Inc. (previously known as Station Mont Tremblant Inc.) (acts collectively designated as the “Initial Lease”);

CONSIDERING THAT the Company has purchased substantially all of the assets of Station Mont Tremblant Lodge Inc. (“SMTL”) in relation to its ski and vacation business, notably all buildings, installations, improvements (including ski trails), works and equipment erected by or for SMTL on the leased territory pursuant to the Initial Lease as well as all the rights and obligations of SMTL pursuant to the Initial Lease, and that the Company has accepted these rights and has assumed these obligations.

CONSIDERING THAT the Government has transferred the Initial Lease to the Company and that the Government and the Company have amended and consolidated the Initial Lease pursuant to the terms of an act intervened on August 31st, 1991 before Mtre. Louis Desjardins, notary, registered at the Office under number 965473 (the “Act of Transfer and Consolidation”);

CONSIDERING THAT several real servitudes were constituted pursuant to the Act of Transfer and Consolidation in favour of the leased territory pursuant to this act as dominant land, and against certain immovables of the Company, as servient land;

CONSIDERING THAT the Government and the Company have amended the Act of Transfer and Consolidation to modify the coverage of certain of the servitudes pursuant to (i) an act of modification of servitude signed before the undersigned notary on December 22, 1994, rights of which were published at the Office under number 1076314, (ii) an act of modification of servitude signed before the undersigned notary on July 4, 1995, the rights of which were published at the Office under number 1090408, and (iii) an act of modification of servitude signed today (collectively, the “Act of Modification of Servitudes”) (the Act of Transfer and Consolidation as modified pursuant to the terms of the Act of Modification of Servitudes being hereinafter called the “Lease”);

CONSIDERING THAT the FAPAQ has succeeded the Government and that it therefore controls and administers the entire territory included within a park pursuant to the terms of Section 6 of the Parks Act (R.S.Q., c. P-9) as amended by Section 143 of the Act Respecting the Société de la Faune et des Parcs du Québec (S.Q. 1999, c. 36);

CONSIDERING THAT the FAPAQ and the Company wish to amend the Lease in order to modify the limits of the territory that is leased thereunder to recognize a zoning principle for the leased territory and to establish a partnership relative to a part of the territory carved out from the leased territory;

THEREFORE, in light of the preamble and the reciprocal undertakings contained herein, the FAPAQ and the Company agree as follows:

PRELIMINARY PROVISION – CONDITIONAL ACT

This act and all of the associated rights, notably all amendments to the Lease provided for herein, are conditional and will only take effect with:

i)	the adoption and the coming into force of the regulation (the “regulation amending zoning”) amending the Regulation respecting parks in order to establish new zoning of the Mont-Tremblant recreational park, a bill of which was published in Part 2 of the Gazette Officielle du Québec on April 28, 1999; and

ii)	the adoption and the coming into force of the regulation amending the Regulation Respecting the Mont-Tremblant Recreational Park in order to permit the modification of the limits of the leased territority pursuant to the terms of the Lease.

Until these conditions have been met, the Lease will continue and remains in force without the amendments provided for herein. In case the conditions mentioned at paragraph iii) (sic), above, is not realized within the period mentioned above, this act will become null and without effect.

Certain expressions used in this act, particularly with respect to immovables, are defined at Article 35 of this act.

ARTICLE 1 - CONSOLIDATION OF THE LEASE

The parties agree, in light of the modifications already made to the Lease and in light of those agreed to by the parties hereby, to consolidate, by virtue of this act, all the provisions. The following text therefore includes all of its provisions that will, as of the date hereof, govern the parties.

The FAPAQ hereby waives all of the rights of servitude constituted pursuant to the Lease but only insofar as these rights are in favor of the Liberated Territory.

The Company declares that, to the best of its knowledge, no Improvements (as defined hereinbelow) belong to it on the Liberated Territory. Nevertheless, to the extent that same may exist, the FAPAQ becomes the owner thereof without indemnity.

ARTICLE 2 - LOCATION

The FAPAQ leases to the Company, which accepts, the Leased Territory located within the limits of Mont-Tremblant Park, in the regional county municipality of the Laurentians.

The Company declares that it has visited the Leased Territory, and that it is satisfied therewith.

ARTICLE 3 - TELECOMMUNICATIONS

3.1	The Telecommunications Site is composed of Site I (managed by the Minister of Culture and Communications, on the authorization of the Government and now of the FAPAQ) and of a second site (“Site II”) (comprising part of the Leased Territory which is under lease (the “Radio-Canada Lease”) in favor of Société Radio-Canada pursuant to order in council number 1388 of June 9, 1961, amended by the order in council number 2171 of November 1st, 1961). The Telecommunications Site is used for purposes of telecommunications.

3.2	The FAPAQ recognizes that the Company may negotiate an agreement for the purposes of redeveloping or replacing the current telecommunications facilities and equipment, the whole at the cost and expenses of the Company. To the extent that the facilities and equipment on Site I can be integrated into the immovables of the Company, Site I, subject to the management rights of the Minister of Culture and Communications, may become part of the Leased Territory as long as the rights and interests of the persons served by this Site I are respected. The Company recognizes that its rights pursuant to the terms of this Lease are subject to the rights of Société Radio-Canada pursuant to the Radio-Canada lease and undertakes to respect the rights and interests of the persons served by Site II.

3.3	The Leased Territory is subject to the right of passage by the trail named “NANSEN” by the users of the Telecommunications Site for the purpose of repairs and maintenance of the facilities and equipment. The Company must agree, at the request of the Minister of Culture and Communications, to the terms of exercise of this right of way. The Company may negotiate an agreement with the Minister of Culture and Communications for the purposes of changing the location of this right of way to a place as convenient for its exercise as at present, the whole at the cost and expenses of the Company. Any agreement in this regard is subject and under reserve of the authorization of FAPAQ.

ARTICLE 4 - TERM

This lease is consented to for a term of fifty (50) years beginning on the first (1st) day of April, 1983, and ending on the thirty-first (31st) day of March, 2033, and, from August 31st, 1991, being the date of the signature of the Act of Transfer and Consolidation, it is extended from the first (1st) day of April, 2033 until the thirtieth (30th) day of June, 2051.

ARTICLE 5 - RENTAL

5.1	The rental having been paid until December 31st, 1991, the Company must pay to the Government for each year of rental, starting from the year beginning January 1st, 1992, the rental of FIVE THOUSAND DOLLARS ($5,000), which rental will be increased every five (5) years beginning January 1st, 1997. Beginning January 1st, 2000, the rental will become payable to the FAPAQ.

5.2	The rental will be increased by a percentage equal to the percentage of the increase in the consumer price index of Canada (CPI) over the sixty (60) month period preceding the day of the increase, calculated according to the following formula:

Percentage of increase in = the CPI	CPI of the previous November	CPI of November 5 years earlier	X 100
CPI of November 5 years earlier

The data used in this respect will be that of the month of November published by Statistics Canada on or about the 15th day of the month of December or any other equivalent method which would replace it.

5.3	This rental will be payable in advance on the first day of January of each year, the first payment being due and payable on January 1st, 1992. Furthermore, for each year in which this rental is increased, the amount corresponding to the increase will be payable, for each of the years in which there is an increase, on the first day of July following the date of the increase.

In each year in which the rental is to be increased, the FAPAQ will inform the Company in writing of the amount corresponding to the increase and of the data used to calculate this amount.

5.4	All rental must be payable to FAPAQ by cheque to the order of the Minister of Finance, payable in Canadian legal tender and transmitted to the address of the head office of FAPAQ or its successors.

5.5	The Company hereby waives its right to compensation for all and any claims or indemnities, present and future, against any rental or any other amount due hereunder. The Company agrees to pay the rental and these other amounts irrespective of any claim, restitution or compensation that it may revendicate or that a third party may claim in its name, without any reduction or deduction.

5.6	Each time that the Company is in default to pay when due any rental or any other amount due to the FAPAQ pursuant to this lease, the Company must pay interest at the rate applicable at that time for which the Government charges on claims for unpaid income taxes, from the day at which the amount was normally due until complete payment, the whole under reserve of all rights and recourses of the FAPAQ.

ARTICLE 6 - UsE OF LEASED TERRITORY

6.1	The Leased Territory, subject to the authorizations required by the Parks Act which may be provided by the FAPAQ by way of the Master Development Plan or the Immovable Program provided for at Section 7 of this Lease is only used:

6.1.1	for the portion of the Leased Territory bordered in blue on the plan annexed hereto as Schedule A (the “Service Zone”) only for the purposes of developing, erecting, building, modifying, exploiting, maintaining and repairing a ski and sports and recreational activity center including structures, buildings, facilities, improvements, developments (including ski trails), works and equipment required for the practice of downhill skiing, cross-country skiing and ski touring, recreational tourism, back packing, cycling and for the operation of other sport and leisure activities, in conformity with the Master Development Plan in force from time to time; and

6.1.2	for the portion of the Leased Territory outlined in green on the plan annexed hereto as Schedule A (the “Ambient Zone”), all the uses permitted pursuant to Article 6.1.1 except that it will not be permitted to develop, erect, build and operate mechanical chairlifts, artificial snowmaking systems, nor any other related equipment or Improvement (as defined herein below) intended for the practice of downhill skiing, and the development, erection, building and operation of any Improvement intended for other sport or leisure activities must respect the regulations set out pursuant to the Parks Act and applying to an Ambient Zone (in the sense of the Regulation Respecting Parks enacted by Decree 567-83 of March 23, 1983 (G.O.Q.II, 1645) as subsequently amended (administrative reference, P-9, r.7)). In the future, if an amendment to the Regulation Respecting Parks is enacted by the Government and substantially changes the rules applying to an Ambient Zone at the time of the signature of this act, FAPAQ undertakes to indemnify the Company for the damage which may be caused to it.

For these purposes, and subject to the restrictions of Article 6.1.2, the Company may at its costs, develop, erect, build, modify, operate, maintain and repair on the Leased Territory mechanical chairlifts, artificial snowmaking systems and related equipment, as well as other structures, buildings, facilities, improvements, developments (including ski trails), works and equipment, structures and material (hereinafter collectively called the “Improvements”) used or required for the operation of a ski center and its facilities and sport and leisure activities.

6.2	Notwithstanding paragraph 6.1, the Company does not have the right to organize or operate a camping ground on the Leased Territory.

6.3	During the term of this lease, the Company shall operate its business and carry on its activities in the Leased Territory pursuant to the Master Development Plan in effect from time to time and following good practice.

6.4	No provision of this lease limits the right of the Company to modify or cease operating its business or carrying on its activities in the Leased Territory from time to time, subject to the Company continuing to operate its ski and ski school business during the ski season from December to March if permitted by the climatic and snow conditions. Subject to the foregoing, during the term of this lease, the Company does not have the right to abandon or evacuate the Leased Territory in whole or in part.

ARTICLE 7 - MASTER DEVELOPMENT PLAN AND CAPITAL PROGRAM

7.1	Throughout the entire term of this Lease, the Company must prepare and submit for approval by the FAPAQ long term master development plans for the Leased Territory and the Land subject to the servitude belonging to the Company, which is mentioned at Article 10 (hereinafter called the “Master Development Plan(s)”) and annual capital programs following the terms below.

7.2	The FAPAQ recognizes that the Company has submitted to it and that it has approved the Master Development Plan for the Leased Territory and the Land subject to servitude for the period ending December 31st, 2001. Given the important amendments to the Lease pursuant to the terms hereof, the Company may submit and the FAPAQ may review a modified Master Plan for the period ending December 31st, 2001.

7.3	By no later than January 1st, 2002, the Company must submit for the approval by the FAPAQ a Master Development Plan covering the period beginning on that date and ending on December 31st, 2006. This Master Plan must include notably all development projects, a study relating to the continued recreational potential of the park as well as a land use plan for the land in the Leased Territory and the Land subject to servitude. The Master Development Plan must also include a pro forma capital budget reflecting a detailed program of scheduling of works and investments to be realized throughout the period beginning January 1st, 2002, and ending December 31st, 2006.

7.4	Then, the Company must submit for the approval by the FAPAQ such a Master Development Plan for each subsequent period of five (5) years, being the first day of January of the years 2007, 2012, 2017, 2022, 2027, 2032, 2037, 2042, and 2047, this last one covering a period of four (4) years and six (6) months.

7.5	The Company undertakes to conform to the Master Development Plan submitted pursuant to the terms of this Article and approved by the FAPAQ, respecting the objectives, the general principles and the strategy provided for therein.

7.6	By no later than March 1st, 1999, the Company must submit for the approval by the FAPAQ the program of capital expenditures that it plans to realize for the period beginning January 1st, 1999 and ending December 31st, 1999. Then, each year, by not later than March 1st, beginning March 1st, 2000, the Company must, unless exempted by the FAPAQ, submit for approval by the FAPAQ the program of capital expenditures (the “Capital Program”) that it plans to realize for the period beginning January 1st and ending December 31st of that year, which must notably include the description of each project, the valuation of their costs and a demonstration of their conformity with the Master Development Plan in force at that time.

7.7	If the FAPAQ does not approve any Master Development Plan or annual Capital Program, the Company must submit anew, for approval by FAPAQ, within the prescribed time by the latter, a Master Development Plan or a revised Capital Program to meet the requirements of the FAPAQ. With respect to investments concerned by such Master Development Plan or such Capital Program, requirements of the FAPAQ may not exceed the investment undertakings provided for at Article 9 until December 31st, 2006. Thereafter, these requirements may include investments relating to obligations of maintenance and repair provided for at Article 12.

7.8	Once the Capital Program has been approved by the FAPAQ, the Company must undertake and follow out its realization according to the timeline provided therein until completion, in a diligent manner and according to good practice, unless otherwise authorized by the FAPAQ. However, any default by the Company to respect the timeline provided for because of any delay caused by force majeure or beyond the control of the Company is not considered as a default pursuant to this lease.

7.9	A Master Development Plan or a Capital Program may be amended at any time, with the authorization of the FAPAQ.

ARTICLE 8 - WORKS IN THE PARK

8.1	The FAPAQ, as provided for in the Parks Act, authorizes the Company to undertake on the Leased Territory in the Mont-Tremblant Recreational Park, all maintenance or repair works limited to the maintenance or restoration of capacity or efficiency of an improvement.

8.2	The Company cannot proceed with the erection, building or modification of the Improvements, including the planning of the land or modification of the natural environment (waterways, tree cutting, etc.) on the Leased Territory, without the prior authorization of the FAPAQ as provided for in the Parks Act, which may be given by way of the Master Development Plan or the Capital Program and must include written approval of the plans and specifications of the works to be undertaken. These works must be executed without major modifications, in conformity with the authorization given and with the plans and specifications approved, unless otherwise authorized.

8.3	The approval of the plans and specifications submitted by the Company in the context of a Capital Program shall not be interpreted as a declaration of conformity of these plans and specifications with the applicable laws and regulations or as having the effect of exempting the Company from seeking a permit or an authorization otherwise required pursuant to applicable law, a government regulation, a municipal by-law or otherwise.

ARTICLE 9 - Investment undertakings

9.1	The Company engages and obligates itself towards the Government that the real property investments for the period beginning at the date hereof and ending December 31st, 1996, provided for in the first Master Development Plan made for the period beginning at the date hereof and ending December 31st, 2001, and approved by the Government, will total a minimum amount of fifteen million dollars ($15,000,000), and will be realized before December 31st, 1996. The FAPAQ acknowledges that the Company has respected these undertakings and obligations.

9.2	Furthermore, the Company obligates itself to the FAPAQ that the real estate investments on the Leased Territory and the Land subject to servitude provided for in the Master Development Plans approved by the FAPAQ and covering the period beginning on the date hereof and ending on December 31st, 2006, amount to a total of at least thirty million dollars ($30,000,000), and will be realized before December 31st, 2006.

Notwithstanding anything contained in this lease, the Company will not be in default pursuant to this lease if the Company does not fulfill the global undertaking provided for by this paragraph 9.2, to the extent that the Company is justified in its decision by the market conditions existing from time to time or by its financial performance in the operation of the Leased Territory and the Land subject to servitude, the whole which nevertheless will not prevent the FAPAQ from addressing the courts to enforce this undertaking in the event that the Company abuses the discretion provided to it by this paragraph.

9.3	The value of any sale of a Real Estate Asset (as defined herein below) being part of the Improvements, acquired after the acquisition of the Improvements pursuant to the Purchase Agreement (as this term is defined in the Act of Transfer and Consolidation), will be added to the investment undertaking.

9.4	For the purposes of Article 9 and of each Inventory of Real Estate Assets approved pursuant to Article 21:

9.4.1	the amount of any non-refundable government financial aid received by the Company in relation to the acquisition of an asset making up the Improvements will be deducted from the cost of acquisition of this asset; and

9.4.2	the cost of acquisition of any asset making up the Improvements and acquired with any governmental loan will be reduced by an amount equal to the difference between 1) the amount of this government loan used to acquire this asset, and 2) the present value of the total amount of payments in capital and interest to be paid in the context of this government loan, established by discounting this total amount at the preferential rate of the National Bank of Canada in effect at the time of the disbursement of this governmental loan.

9.5	The value of the acquisitions and dispositions of assets and financial aid received for the purposes of the undertaking of investments provided for in paragraphs 9.1 and 9.2, is established based on the values recorded respectively for the items in the Inventory of Real Estate Assets prepared in conformity with what is provided for to that effect in the present lease for each year comprising the undertaking for investment.

ARTICLE 10 - SERVITUDE

10.1	The Company recognizes that certain lands belonging to it are part of the infrastructures related to the operation of a skiable domain on the Leased Territory, are situated outside of the Leased Territory, and are used in conjunction therewith.

10.2	Therefore, the Company constitutes on the servient Land – south face, as a servient land, in favour of the Leased Territory, as a dominant land, a real and perpetual servitude for the purposes of installing, maintaining, operating thereon trails and related facilities for sports and leisure activities and all necessary equipment, notably waterwork systems and the power transmission lines as well as for the purposes of ensuring passage by foot, by car or otherwise as well as car parking.

10.3	The FAPAQ acknowledges that the Company, with the agreement of the FAPAQ which may not be refused without a valid reason, may change the site of the servient land for the servitudes established pursuant to Article 10.2 to a location as convenient for its exercise as the site of the servient land described herein, the whole at the cost and expenses of the Company and according to any Master Development Plan and Capital Program in place from time to time.

10.4	The Company constitutes on the Northern Camp Estate, as a servient land, in favour of the Leased Territory, as a dominant land, a real and perpetual servitude for the following purposes:

10.4.1	the installation, maintenance, and operation of ski trails and related facilities for sport and leisure activities and all necessary equipment, notably, waterwork systems and power transmission lines as well as for the purposes of insuring passage by foot, by car or otherwise as well as car parking. This servitude must be exercised at the locations provided for this purpose from time to time (collectively, the “Trail”), at the sole discretion of the owner of the servient land acting reasonably. The Trail must include the base of any mechanical chairlift that is situated partly on the Leased Territory and partly on the servient estate, as well as any part of the servient land developed for the purposes of skiing. The Trail must also include any part of the servient land required for the purpose of allowing skiers to conveniently access said bases of mechanical chairlifts from the ski trails on the Leased Territory adjacent to the servient land;

10.4.2	the installation, maintenance, repair and replacement of a road (the “Road”) having a right of way of at least fifteen (15) meters and otherwise in conformity with the applicable municipal by-laws to allow access between the public road, on one hand, and the Trail or the Leased Territory, on the other hand;

10.4.3	the installation, maintenance, repair and replacement of one or several parking areas including at least five hundred (500) parking spaces in conformity with the applicable municipal by-laws and which are not allocated to specific real estate projects for the purposes of building permits;

10.4.4	the installation, maintenance, repair and replacement of a high-voltage power distribution line linking the trail with the public road;

10.4.5	the installation, the maintenance, the repair and the replacement of water pipes, sewer pipe and artificial snow lines (supply and waste) on a strip of at least six (6) meters linking the Trail to the point of origin or destination.

10.5	The Company constitutes on the Valley Land, as a servient land, in favour of the Leased Territory, as a dominant land, a real and perpetual servitude for the following purposes:

10.5.1	the installation, maintenance, repair and operation of ski trails and related facilities for sport and leisure activities and any necessary equipment, notably waterwork systems and power transmission lines as well as to ensure passage by foot, by car or otherwise as well as car parking. This servitude must be exercised in locations provided for this purpose from time to time (collectively the “Trail”), to the sole discretion of the owner of the servient land acting reasonably. The Trail must include the base of any mechanical chairlift that is situated in part on the Leased Territory and in part on the servient land, as well as any part of the servient land developed for the purposes of skiing. The Trail must also include any part of the servient land required in order to allow skiers to conveniently access said bases of mechanical chairlifts from the ski trails on the Leased Territory adjacent to the servient land;

10.5.2	the installation, maintenance, repair and replacement of a road (the “Road”) having a right of way of at least fifteen (15) meters and otherwise in conformity with applicable municipal by-laws to allow access between the public road, on the one hand, and the Trail or the Leased Territory on the other hand;

10.5.3	the installation, maintenance, repair and replacement of one or several parking areas including at least five hundred (500) parking spaces in conformity with applicable municipal by-laws and which are not allocated to specific real estate projects for the purposes of building permits;

10.5.4	the installation, maintenance, repair and replacement of a high-voltage power transmission line connecting the trail with the public road;

10.5.5	the installation, maintenance, repair and replacement of water pipes, sewer pipes and artificial snow lines (supply and waste) on a strip of at least six (6) meters connecting the Trail to their point of origin or destination;

The rights of servitude constituted under the terms of each of Articles 10.4.1 to 10.4.5 and 10.5.1 to 10.5.5 must be exercised in the locations provided for this purpose from time to time at the choice of the owner of the servient land, acting reasonably and with the consent or the deemed consent of the owner of the dominant land. The consent of the owner of the dominant land will be deemed given in the case where the owner of the dominant land does not respond, either positively or negatively, within thirty (30) days, to the request from the owner of the servient land to consider a proposal for the location of exercise. At any time and by unilateral act, the owner of the servient land may cancel said rights or some of them relating to specific parcels, but only to the extent that (i) location of exercise of the servitudes is not on these parcels and (ii) it remains possible to conveniently exercise all the rights in question on other parts of the servient land. The owner of the servient land must specify to the owner of the dominant land within a period of thirty (30) days from a request to this effect, the locations where all the rights of servitude mentioned above are exercised. If the owner of the servient land modifies the location of exercise of these servitudes, he alone must assume the costs resulting from such modification.

ARTICLE 11 - SURETYSHIP

11.1	The Company may confide to third parties the erection, building or modification of the Improvements including the development of the land, roads or the modification of the natural environment in the Leased Territory, provided however prior submission of evidence to FAPAQ that the Company is the beneficiary of the following suretyship issued by companies legally entitled to act as sureties in Québec:

11.1.1	suretyship for the payment of labour and material, pursuant to which the third party contractor and the guaranteeing company will be jointly and solidarily liable for the payment of the labour and the material required for such erection, building, modification or development, for up to an amount equal to half of the total cost estimated for such works;

11.1.2	suretyship for execution pursuant to which (i) the third party contractor and the guaranteeing company will be jointly and solidarily liable for the complete execution according to the plans and specifications approved by FAPAQ as stipulated above, of such erection, building, modification or development up to an amount equal to half the total cost estimated for such works; (ii) the guaranteeing company will consent that the contract for such works may be modified and/or delayed; (iii) in the case of the non-execution of such works, the guaranteeing company will undertake and do the works required pursuant to the plans and specifications approved by the FAPAQ as stipulated above, failing which the Company may complete them at the expenses of the guaranteeing company, the latter of which not being at any time called upon to pay more than an amount equal to half the total cost estimated for the works.

11.2	However, if the works that the Company has undertaken by these contractors does not exceed or should not exceed, according to reasonable estimates, the amount of ONE HUNDRED THOUSAND dollars ($100,000.00) for one contract, this obligation to require such suretyship will not be imposed.

11.3	However, if the Company is acting as general contractor, the Company is not obligated to provide suretyship if the Company, for the purposes of guaranteeing the payment of labour and materials, deposits in trust with a trustee, an amount equal to ten percent (10%) of the total cost estimated for such works in cash or by irrevocable bank letter of credit, which sum may not be discharged until the expiry of prescribed periods provided for by law for the publication of legal hypothecs, if no legal hypothec is published, or for the purposes of paying and cancelling legal hypothecs which may have been legally published, the balance of which, if any, being remitted to the Company.

11.4	Furthermore, the Company is not obligated to provide the suretyships required at paragraph 11.1 nor the deposit required at paragraph 11.3 if the financial institution providing loans for the execution of the works requires, for the execution of these works, a hold back of at least ten percent (10%) of the total cost estimated for such works in the manner provided for by paragraph 11.3 until the expiry of the prescribed periods provided for by law for the publication of legal hypothecs.

ARTICLE 12 - MAINTENANCE AND REPAIR

12.1	At all times during the term of this lease, and at its own costs, the Company must maintain the Leased Territory in good condition, and repair and maintain the Improvements belonging the Company, situated on the Leased Territory; and maintain the whole in good condition as would a careful owner, except with respect the deterioration due to normal usage which does not impede the suitable usage and enjoyment of these Improvements. The Company undertakes to do this maintenance, to make these repairs at its own costs when necessary or when reasonably required by the FAPAQ, the whole until the end of this lease. This obligation does not apply to the Improvements that, during the term of the lease, are recognized to be in disuse, unnecessary or non-profitable by the FAPAQ and the Company, by way of the Master Development Plan provided for at Article 7; in the latter case, the Master Development Plan must provide measures for preservation and security or destruction or alienation of these Improvements by the Company, at the expenses of the Company.

12.2	Notwithstanding paragraph 12.1, during the last ten (10) years of the term of this lease, the Company will not be required to undertake maintenance and repairs to the Improvements that are in disuse, unnecessary or non-profitable as long as the Company identifies them as such in the Master Development Plan provided for by Article 7, nor to undertake repairs to Improvements that are damaged or destroyed in whole or in part, as long as such damages or destructions are not caused its gross negligence, if the Company exercises its rights to terminate this lease before the expiry of the term as provided for at paragraph 14.9.

12.3	The FAPAQ, through its employees, representatives or agents, will have the right, at any time, during normal business hours, to enter the Leased Territory and the Improvements belonging to the Company, and to examine the state in which they are maintained, repaired, developed and kept. The FAPAQ in the context of the Company’s obligations pursuant to paragraph 12.1, may send to the Company a notice requiring that the latter execute this maintenance or undertake repairs deemed necessary following such examination. However, failure by the FAPAQ to provide a notice does not release the Company from its obligations. If the Company does not conform to the request by the FAPAQ to undertake such maintenance, or to make such repairs within the prescribed limits set by the FAPAQ, the latter may undertake these repairs or maintenance at the costs of the Company.

ARTICLE 13 - INSURANCE

13.1	The Company must, at its own costs, take out and maintain in force throughout the entire term of this lease:

13.1.1	insurance for the Improvements erected on the Leased Territory for their entire replacement value for any loss or damage caused by fire, smoke, wind, storms, hail, lightning, flooding, explosions, riots, shocks by airplane or vehicle, acts of vandalism, collapse, earthquakes, and other risks covered by an “all risks” rider applying to all fire insurance policies and for all other risks which are customarily insured under the terms of the supplementary guarantees rider of the Association of insurers of Canada.

13.1.2	general and civil liability insurance for the mutual benefit of the FAPAQ and the Company, for all claims, for bodily injury, death, or material damages and events taking place on the Leased Territory in the amount of at least five million dollars ($5,000,000) in the case of bodily injury, death, material damages or any other events for which the FAPAQ and the Company may be held severally or solidarily liable. Beginning January 1st, 1997 and, thereafter, every five (5) years, the amount of this general and civil liability insurance may, after consultation with the Company, be increased by the FAPAQ, taking into account the practices of insuring these risks of insurers in similar situations and subject to the FAPAQ advising the Company at least six (6) months before the date of the expiry of each five (5) year period.

13.2	Subject to paragraph 13.1, the amounts and the form of these insurance policies must be to the satisfaction of the FAPAQ. Each and all of these policies must designate the FAPAQ as a co-insured to the extent of its interests and, in the case of civil liability insurance, the policy must contain a provision insuring claims between co-insureds, between the FAPAQ and the Company. Each and all of these policies must stipulate that the insured will have no right of subrogation against the FAPAQ with respect to any loss or damage covered by such insurance or with respect to payments made to settle any claims against the FAPAQ or the Company covered by this insurance or to relieve FAPAQ or the Company of their liability covered by such insurance. Notwithstanding any provisions herein, in the event that this insurance does not completely cover any loss or damage, because of provisions providing for deductibles (premium clause), or because the amount of the loss or damage exceeds the coverage of the policy, the FAPAQ will not be liable and the Company must relieve the FAPAQ from any liability and indemnify it and hold it harmless with respect to any claims for the portion of the amount of the loss or damage that is not covered. The Company must obtain the undertaking from the insurers under these policies to advise the FAPAQ in writing at least sixty (60) days before any cancellation of these policies. The Company agrees that, in the event that it does not take out or maintain in force any of these insurances, the FAPAQ will have the right to do so in its place and to pay the premium and the Company must then reimburse the FAPAQ, upon the initial request, the amount paid for the premium. On or before January 1st of each year, the Company must provide the FAPAQ a certificate establishing that the insurance is in force, as provided for herein.

13.3	These policies may contain a clause relating to hypothecary guarantees in favor of hypothecary creditors having rights in the Improvements erected on the Leased Territory. The Company may, at the request of any hypothecary creditor or power of attorney acting for the bondholders, include in the insurance policy or policies over the Improvements built on the Leased Territory, a rider pursuant to which the hypothecary creditors or the powers of attorney on behalf of the bondholders will receive any insurance payments ahead of any persons, including the FAPAQ and only for the hypothecary creditors or the powers of attorney for the bondholders, up to the amount of the sums due to them under the regime of the act or acts creating hypothecs or trust.

13.4	If the hypothecary creditor or creditors or the power or powers of attorney on behalf of the bondholders demand payment of insurance benefits and if any insurance benefits remain after payment to hypothecary creditors or powers of attorney acting on behalf of bondholders, this excess must be deposited by insurance company or companies with a chartered bank designated by the FAPAQ, in a joint account, bearing interest, in the name of the FAPAQ and the Company both of whom agree that this excess will be used solely for the restoration or the replacement of the Improvements erected on the Leased Territory, according to the provisions stipulated at Article 14.

ARTICLE 14 - TOTAL OR PARTIAL LOSS

14.1	If fire or any other cause damages or destroys, in whole or in part, the Improvements of the Company on the Leased Territory, this lease will remain in effect and the Company must restore or reconstruct the Improvements so damaged or destroyed, or replace them. The Company, to the extent that additional delays are not caused by force majeure or by events outside of its control, must undertake the necessary work within a period of one hundred and eighty (180) days and must follow through and complete its work with diligence, except on the consent of the parties.

14.2	Notwithstanding any contrary provisions herein, the Company is not required to undertake the restoration, construction or replacement of the Improvements where the Improvements were, at the time of their loss or damage, already in disuse, unnecessary or non profitable as provided for in paragraph 12.1.

14.3	The Company will obtain and maintain new insurance policies with respect to the repairs, restorations and replacements in order to conform to the preceding Article 13.

14.4	The insufficiency of insurance benefits following any loss may not be invoked by the Company in relation to its obligation to restore, build, or replace the Improvements damaged or destroyed by the loss nor in relation to its other obligations pursuant to the terms of this lease.

14.5	When the monies have been deposited by an insurer in a bank account controlled jointly by the FAPAQ and the Company, as provided above at paragraph 13.4, the FAPAQ will allow, subject to paragraph 14.6, that these amounts be given and paid to the Company by the banker as the works for restoration, rebuilding or replacement of the damaged or destroyed Improvements progress if the Company shows the availability of other sufficient funds to complete the restoration, rebuilding or replacement and provided that it satisfies the requirements of the FAPAQ as stipulated hereinbelow.

14.6	If it is established that the total cost of the works and material required for the restoration, rebuilding or replacement of the damaged or destroyed Improvements will probably exceed the total availabilities of the Company as represented by the joint bank account described above and any promise of loan satisfactory to the FAPAQ:

14.6.1	the FAPAQ will not be obligated to allow the amounts in the bank account described above to be remitted and paid to the Company until the latter has conducted the works or incorporated the materials that it will have paid so that the Improvements being rebuilt, restored or replaced following damage or destruction are ready in a state in which the Company’s cash available represented by the bank account and promises of loan described above are deemed reasonably satisfactory and sufficient to complete this restoration, rebuilding or replacement;

14.6.2	the FAPAQ may choose to allocate these amounts deposited in this bank account to the building by the Company of new Improvements, but without these new Improvements exceeding the amount deposited in this bank account and any hypothecary loan or other amount which may be obtained for this purpose.

14.7	In the event that the insurance indemnities paid by the insurance companies exceed the cost of restoration, rebuilding, or replacement of the Improvements that were damaged or destroyed, the FAPAQ undertakes to authorize the payment or to distribute the surplus to the Company after the completion of the restoration, rebuilding or replacement works.

14.8	The provisions relating to the erection, building or modification of the Improvements or the development, provided for at Article 8, apply to restorations, replacements or rebuildings pursuant to this article.

14.9	Notwithstanding any provisions to the contrary contained in this lease, if the Improvements of the Company on the Leased Territory are damaged or destroyed, in whole or in part, during the last ten (10) years of the term of this lease, the Company may, at its choice, choose to terminate this lease by way of a notice to this effect transmitted to the FAPAQ within ninety (90) days of the loss which caused the damage or the destruction, and then:

14.9.1	this lease will be terminated at the date that is one hundred and eighty (180) days following the date of the loss which caused the damage or the destruction;

14.9.2	the Company will not be required to restore, rebuild or replace the Improvements that were damaged or destroyed; and

14.9.3	the Company must use the insurance benefits for the destroyed or damaged Improvements on the Leased Territory by first paying the amounts due to the Company’s hypothecary creditors and to powers of attorney on behalf of the bondholders of the Company who hold a hypothec or another charge on the Improvements so destroyed or damaged in order to liberate these Improvements from such hypothec or other charge and, then, if any balance on the insurance benefits remains after payment of these creditors, deducting from this balance the residual value of these Improvements established pursuant to article 21 of this lease immediately before the date of the destruction or the damage and, finally, if any balance remains, the Company must remit it to the FAPAQ.

ARTICLE 15 - TAXES

15.1	The Company is obligated to pay all general and special, municipal and school taxes and all other land impositions charged against the Leased Territory and its Improvements belonging to the Company, including the subscriptions and compensation that the FAPAQ must or may hold to a legally constituted authority, relative to the Leased Territory and to all its Improvements belonging to the Company.

15.2	Without limiting the generality of the foregoing, the Company will pay all business, rental, water, garbage removal, moveable personal property taxes, permits, contributions and other charges levied or imposed on, concerning or in relation with the Company’s businesses carried on the Leased Territory and the Improvements and other property and assets of the Company found on the Leased Territory, whether these taxes, permits or charges are imposed against the FAPAQ or the Company.

ARTICLE 16 - LEGAL HYPOTHECS

16.1	The Company must reasonably do all that is necessary to minimize the possibility of the publication of any legal hypothec resulting from articles 2726 and following of the Civil Code of Quebec against the Improvements erected on the Leased Territory. In the case in which such legal hypothec is published, the Company must immediately liberate it and obtain its cancellation at its own costs, it being agreed that the Company will not be required to obtain the cancellation of these legal hypothecs if the Company contest them in good faith.

16.2	The Company must advise the FAPAQ forthwith of any action on the legal hypothecs or of any proceeding of seizure or seizure before judgment instituted against it which may affect the Improvements of the Company on the Leased Territory.

ARTICLE 17 - EXEMPTION FROM LIABILITY AND INDEMNIFICATION

17.1	Unless by the gross negligence of the FAPAQ, the latter is not liable for any damages, of whatever nature, that may be suffered by the Company, or by one of its employees, agents or clients or by any other persons which may be found on the Leased Territory; furthermore, except in the case of gross negligence by the FAPAQ, the latter is not liable for any loss or damage to the property, moveables or immoveables, belonging to the Company, to its employees or to any other person, where such property is on the Leased Territory. The Company must take up the defense of the FAPAQ, in any judicial proceedings, in first instance or in appeal, commenced against the FAPAQ in relation to such loss or damage.

17.2	The Company must indemnify the FAPAQ and hold it harmless in relation to any fines, any liability, any damages, any proceedings, claims, demands and actions of any sort for which the FAPAQ will or may be liable, or that it will or may be subject to because of default to execute, violation or non execution by the Company of any undertaking, term or provision hereof or because of any injury (including any death that may result at any time) or damages to property suffered by or caused to any person, including the FAPAQ, because of any such default to execute, violation or non execution or any act causing damage, any negligence or any default on the part of the Company or anyone of its employees, directors, officers, agents or independent contractors engaged by the Company, and with respect to and against all costs, attorneys’ fees, expenses and obligations incurred relating to one or any of the preceding events.

This undertaking of the Company to indemnify the FAPAQ and to hold it harmless will survive the end of this lease in relation to any events having taken place before the end of the lease, the whole notwithstanding any contrary provisions herein.

17.3	Except in the case of gross negligence, the FAPAQ, its agents, representatives, employees will not be liable for any damage cause in the Leased Territory, to the Improvements of the Company situated therein or to their content by reason of the fact that the FAPAQ, its agents, representatives, employees entered the Leased Territory, the Improvements of the Company situated therein, to proceed with a verification or with any works or in the case of an emergency.

17.4	It is agreed between the parties that the FAPAQ will in no way be pursued in liability, in its capacity as owner of the Leased Territory subject to the rights of surface in favor of the Company, for any damage, accident or incident which may take place on the immoveables affected by rights of surface and for which the Company is obligated pursuant to the terms of this lease to take out the appropriate liability insurance.

17.5	The liability of the Company pursuant to this article will be reduced by an amount equal to the benefits received by the FAPAQ from any insurance taken by or for the Company in relation to the risks at issue.

ARTICLE 18 - LAWS AND REGULATIONs

The Company undertakes to conform to the laws and regulations, governmental and municipal, which may apply to it.

Without limiting the generality of the foregoing, the Company undertakes to conform to the Parks Act (R.S.Q., c. P-9) and to the Regulation respecting parks and to their subsequent amendments.

ARTICLE 19 - ROADS AND LANES

19.1	The Company must maintain and is solely responsible for the maintenance of roads and parking grounds built or that will be built on the Leased Territory.

19.2	After having obtained the written approval of the FAPAQ on the layout and the plans and specifications of any new secondary roads or lanes, the Company may, at its own costs, proceed with the construction of such secondary roads or lanes and must then maintain them as provided for in this article.

ARTICLE 20 - SIGNS AND BILLBOARDS

The Company may not install on the Leased Territory or the Improvements any billboards, posters or signs unless they are in conformity with the Company’s signage program, approved by the FAPAQ. This program must be submitted for approval before October 1st, 1992 and will be valid for five (5) years; at its expiry it may be renewed, with or without modification, or it may be replaced, for a term of five (5) years and thereafter every five (5) years until the end of this Lease. The Company is obligated to respect the signage program as approved by the FAPAQ.

This program must be designed in a manner to preserve the integrity of the territory as a Park established pursuant to the Parks Act. The Company is allowed to identify itself as doing business in the Mont-Tremblant recreational park, or to identify its activities, or its sponsors or franchises, if any.

ARTICLE 21 - INVENTORY OF IMMOVEABLE ASSETS

21.1        Initial Inventory of Immoveable Assets

The Initial Inventory of Immoveable Assets as at August 31st, 1991 will be established by the Government with the Inventory of Immoveable Assets of SMTL, the former tenant, which are annexed to certified financial statements dated April 30, 1990, furnished to the Government by the former tenant, which will be updated with the list immoveable investments made since this date and provided by the former tenant to the Government, copies of which have been submitted to the Company, who declares itself to be satisfied. The follow up of this inventory is now under the responsibility of the FAPAQ.

21.2        Annual Inventory of Immoveable Assets

21.2.1	Within one hundred and twenty (120) days following the financial year-end, the Company must submit to the FAPAQ for approval, an inventory of the Company’s Immoveable Assets on the Leased Territory and the Territory subject to servitude, at such financial year-end (the “Inventory of Immoveable Assets”). This Inventory of Immoveable Assets will notably be destined for establishing the value of the investments provided for at article 9 hereof as well as to establish the residual value of the Immoveable Assets for the purpose of the articles entitled respectively “End of Lease” and “Defaults” of this lease.

21.2.2	The Inventory of Immoveable Assets include all Improvements of the Company to the Leased Territory and to the Land subject to servitude as well as any moveable property which may be considered as immoveable by destination under the Civil Code of Lower Canada but it may not include any other moveable property or any incorporeal asset (each such Improvement being a “Immoveable Asset”). The Immoveable Assets which are not mentioned in the Master Development Plan or in a Capitalization Program approved by the Government or the FAPAQ, or which were not authorized by the FAPAQ and its predecessors, pursuant to the provisions of article 8.2 of the Lease must not be included in the Inventory of Immoveable Assets.

21.2.3	The Inventory of Immoveable Assets must use the same nomenclature for assets and the same classification by category of assets as the previous inventory approved by the FAPAQ and its predecessors.

21.2.4	The Inventory of Immoveable Assets must be presented in duplicate in the form of the document “INVENTORY OF Immoveable Assets” and in conformity with the provisions of the document “SPECIFICATIONS RELATIVE TO THE USE OF THE INVENTORY FORM OF Immoveable Assets”, which documents are annexed as Schedule E to the Act of Transfer and Consolidation, after having been recognized as true and signed by the parties with and in the presence of the undersigned notary. The manner of presentation of the Inventory or Immoveable Assets may be modified by the Company conditional upon obtaining the prior written agreement of the FAPAQ.

21.2.5	The Inventory of Immoveable Assets must include a specific document for the Immoveable Assets acquired or disposed of during the year in question. This document must provide, for each project, the following precisions with respect to the transactions having been effected:

1.	The date of any acquisition or disposition of Immoveable Assets;

2.	The name of the supplier or the acquirer;

3.	The nature of the transaction;

4.	The amount of the transaction;

5.	A reconciliation of the cost of the Immoveable Assets added and the cost of the Immoveable Assets disposed of with the financial statements, as the case may be.

21.2.6	The Inventory of Immoveable Assets and all documents comprising a part thereof must be verified by a chartered accountant. The Company undertakes to conserve and to give access to the FAPAQ all books and supporting documents for the reports submitted pursuant to Article 21 for at least sixty (60) months after their submission to the FAPAQ. Notwithstanding the provision to the FAPAQ and its acceptance of these reports, the Company recognizes that the FAPAQ has the right to require an independent audit of the accounting books and other items of the Company. This audit will be undertaken at the expense of the FAPAQ.

21.2.7	Any Government financial assistance in relation to the acquisition of an immoveable asset must be deducted from the cost of acquisition of this immoveable asset for the purpose of establishing it net residual value.

For the purposes of this article, the value of financial assistance that will be deducted from the cost of acquisition of a real estate asset will be calculated in same manner as for the purposes of article 9.

21.2.8	The annual amortization of the value of Immoveable Assets will be established according to the straight line method, in conformity with generally accepted accounting principles but the amortization rates used may not be less than the respective minimal rates applicable to each category of assets in the list of amortization rates, which is annexed as Schedule F to the Act of Transfer and Consolidation, after having been recognized as true and signed by the parties with and in the presence of the undersigned notary.

21.2.9	An Immoveable Asset must remain entered in the Inventory of Immoveable Assets even after the expiry of its useful life, as long as it had not been disposed of. The residual value of an Immoveable Asset will be zero once its value has been entirely amortized.

ARTICLE 22 - RIGHT OF surface

22.1	To the extent that it has acquired them, the FAPAQ recognizes that the Company is the owner of all Improvements on the Leased Territory which belonged to its predecessor in title, SMTL, and it provides the Company with a right of surface therein. Subject to the provisions of this lease, the Company has a right of surface in the Leased Territory throughout the term of the lease for all Improvements of the Company on the Leased Territory, for the purposes provided for at article 6, whether they are held by the Company as owner, as tenant or in another capacity.

22.2	Therefore, the FAPAQ hereby waives the rule of accession for all Improvements referred to in paragraph 22.1, such that the Company may alienate them, subject to the rights of the FAPAQ becoming the owner thereof as provided for by this lease.

22.3	Therefore, the FAPAQ hereby provides to the Company all the necessary authorizations it needs for the full exercise of these rights of surface pursuant to the terms of the lease. These authorizations affect the Leased Territory and are granted in favor of the Improvements of the Company on the Leased Territory.

22.4	The rights of surface granted by the present article are so granted without any consideration other than the obligations assumed hereunder by the Company.

ARTICLE 23 - END OF LEASE

23.1	At the expiry of the term of this lease or at its renewal, as the case may be, or at the time of any termination before the term of this lease, excluding in the case of a default, in conformity with the dispositions hereof, the Company, upon payment to the Company by the FAPAQ of an amount equal to the residual value, at that date and then, if necessary, proceeding with adjustments required since the final annual inventory of Immoveable Assets, the Improvements of the Company on the Leased Territory, established in conformity with article entitled “Inventory of Immoveable Assets” of the lease, will assign to the FAPAQ all of these Improvements.

23.2	The provisions of paragraph 23.1 apply mutatis mutandis in a case of a default provided for in this lease except where the amount to be paid to the FAPAQ is equal to eighty percent (80%) of the amount obtained under paragraph 23.1

23.3	The Company grants to the FAPAQ the option to acquire the totality of the Lands subject to the servitude and the Improvements of the Company that are found thereon at the expiry of the term of the lease or at its renewal, as the case may be, or at the time of any termination before the expiry of the term of this lease in conformity with one of the provisions of this lease, for the price of one dollar ($1) for the Lands subject to servitude and for a price equal to the residual value of these Improvements for these Improvements. The FAPAQ must exercise its option to acquire these Lands subject to servitude and these Improvements by giving prior notice to the Company:

23.3.1	no later than two (2) years before the expiry of the terms of this lease,

23.3.2	no later than thirty (30) days after having received notice from the Company provided for in paragraph 14.9 that the Company wishes to terminate the lease before the end of term in the circumstances mentioned in this paragraph 14.9, or

23.3.3	in any case, at least thirty (30) days before the termination of this lease, failing which the FAPAQ will lose its rights to acquire the Lands subject to the servitude and these Improvements pursuant to the terms of the present option.

23.4	The assignments and transfers of the Improvement of the Company on the Leased Territory as well as of the Lands subject to servitude and the Improvements of the Company on the Lands subject to servitude, as the case may be, pursuant to this Article 23, will be effected by notarial act which must be signed by the FAPAQ and by the Company no later than ninety (90) days after the end of this lease, unless additional delays are caused by events out of the control of the FAPAQ.

The FAPAQ must pay the costs and the expenses of the act, the publication thereof and the necessary copies. The FAPAQ will take possession of the Lands subject to servitude and the Improvements of the Company that are situated thereupon at the date of the execution of the notarial act.

23.5	If the FAPAQ exercises the option stipulated at paragraph 23.3 within the period provided, the FAPAQ must have the Lands subject to servitude surveyed at the costs of the FAPAQ within a time period necessary to proceed with the assignments and transfers by notarial act, as provided for by paragraph 23.4.

23.6	At the expiry of the lease or at its renewal, at the case may be, or at the time of any termination of the lease before the expiry of its term for any reason whatsoever, the Company must provide the FAPAQ with the immediate possession and enjoyment of the Leased Territory and the Improvements of the Company on the Leased Territory in good condition, except:

23.6.1	with respect to normal wear that does not impede the use and enjoyment of the Leased Territory and its Improvements.

23.6.2	with respect to the Improvements that are disused, useless or not profitable, as provided at paragraph 12.1, and

23.6.3	with respect to the Improvements that are damaged or that have been destroyed in whole or in part over the course of the final ten (10) years of the lease, if the Company exercises its rights to terminate the lease before the expiry of the terms pursuant to paragraph 14.9.

23.7	At the expiry of the term of the lease, or at its renewal, as the case may be, or at the time of any termination before the expiry of the term of this lease, pursuant to any provisions hereof, the Company will have the right to remove, within reasonable periods, its accessories and equipment which are moveable property but it must in so doing, repair any damaged caused by their installation or their removal. If the Company fails to proceed with such removal, or to repair any damage caused by such removal, the FAPAQ may conserve as owner of these accessories and equipment which are the moveable property of the Company, or have them remove itself at the costs of the Company, which must pay the costs of the repairs of damages caused by such removal.

23.8	The FAPAQ may deduct from any amounts due to the Company pursuant to paragraphs 23.1 and 23.2: a) the amounts necessary for the restoration and the repair of the Improvements in poor working condition or poorly maintained, to the extent that the Company has not respected its obligations pursuant to article 12, b) the amounts required to release the Leased Territory and, as the case may be, the Lands subject to servitude, from any charges, rights or liens whatsoever created by the Company or by reason of its act or assumed by it for which they or the Improvements may be charged or affected, c) the amount due to the FAPAQ as reimbursement for loans granted to the Company or which it is in default.

ARTICLE 24 - ASSIGNMENT

24.1	The Company may assigned this lease or dispose of the Improvements of the Company on the Leased Territory or sublease in whole or in part the Leased Territory or its Improvements subject to the rights of surface, as long as it has given a written prior notice to the FAPAQ of its intention to do so, with details about the proposed assignee, sub-lessee or acquirer and that the FAPAQ within sixty (60) days following the receipt of this prior notice, consent thereto. The FAPAQ will use this right to consent in a reasonable manner, according to the financial capacity of the proposed person to realize and maintain the objectives and the use provided for by this lease and according to the capacity of this person to carry out the activities of the nature of those provided for by this lease.

If this lease is assigned in conformity with the provisions of the present paragraph and if the Company has, at the date of the assignment, realize the investments provided for at paragraphs 9.1 and 9.2, the Company will thereby be released of all of its obligations pursuant to this lease.

The consent of the FAPAQ when given does not constitute in anyway a waiver to the necessity of such consent for any subsequent assignment of the lease, subsequent sublease of the Leased Territory, or subsequent disposition of the Improvements.

24.2	The Company, as real owner of the Improvements, may, without the consent of the FAPAQ, give all securities provided for at article 26 on the collaterals, the whole under the terms of its rights of as a superficiary as established at article 22.

24.3	The Company may without the consent of the FAPAQ, assign this lease or dispose of the Improvements of the Company on the Leased Territory or sublease the Leased Territory in whole or in part to a person who is an affiliate (as defined in the Canada Business Corporations Act) of the general partner of the Company, however subject to giving the FAPAQ notice of such a situation within fifteen (15) days following the occurrence thereof.

24.4	Notwithstanding any assignment of this lease, sublease of the Leased Territory or disposition of the Improvements of the Company on the Leased Territory, the Company, subject to the provisions at paragraph 24.1, will remain jointly and solidarily obligated by the present lease and will not be relieved of its obligations to execute the terms, agreements and conditions hereof.

ARTICLE 25 - CORPORATE CHANGES

At all times during this lease, if, following the sale or other disposition of the securities of the general partner of the Company, currently held by Corporation Intrawest, the control of the general partner of the Company changes hands, the Company will be obligated to advise the FAPAQ of such change of control within fifteen (15) days following such sale or other disposition and to provide the name and the address of the new acquirers. This article also applies to any subsequent change of corporate control of the general partner of the Company, with the necessary changes.

ARTICLE 26 - GUARANTEED ASSETS

26.1	As provided by article 24, the Company has the right to offer securities in good faith as guarantee for the reimbursement of amounts that it may borrow for the purpose of financing the acquisition provided by the Purchase Agreement, its activities provided by this lease and the operation of its business at Mont-Tremblant. To this end, the Company may hypothecate, pledge, encumber, assign and transfer or otherwise give as a guarantee the Improvements on the Leased Territory or its rights in this lease, including its rights of surface and the related authorizations to its lenders, financial institutions or other funders or creditors providing financing or to a power of attorney acting for bondholders for the purpose of providing a guarantee. In such a case, the Company is obligated to inform the FAPAQ in writing of the name and the address of the secured creditor, within thirty (30) days following the date upon which the guarantee is given. The Secured creditor may also provide such information.

26.2	If, through cancelling its rights, a secured creditor of the Company provided for at paragraph 26.1 steps into the rights of the latter, this creditor will enjoy and hold all of the rights of the Company arising from this lease but must also respect all of the obligations, conditions and restrictions imposed on the Company to the extent provided for at paragraph 28.4.

ARTICLE 27 - APPROVAL BY THE FAPAQ

Except in the case stipulated at article 10.5.5 hereof, each time the approval of the FAPAQ is required by this lease, the Company must submit a written request to the FAPAQ, with all supporting documentation. The FAPAQ will then have sixty (60) calendar days from the receipt of the request, and the supporting documentation, to grant or refuse the requested approval.

Failure by the FAPAQ to refuse the requested approval within the sixty (60) day period, such approval will be considered to have been granted without any other formality.

ARTICLE 28 - defaults

28.1	Each of the following events constitute an event of default under the terms of this lease (event of default):

28.1.1	if the rental stipulated in this lease or any other amount that the Company has undertaken to pay pursuant to any of the provisions of this lease is not paid within thirty (30) days following the date it becomes due;

28.1.2	if the Company does not operate the Leased Territory in conformity with article 6 or abandons or evacuates it;

28.1.3	if the Company does not realize a capital program approved by the FAPAQ according to the timetable provided for, within a delay of six (6) months from the date of a notice to this effect provided by the FAPAQ to the Company;

28.1.4	if an attachment or a garnishment is undertaken by a third party, other than a hypothecary creditor or a power of attorney acting on behalf of the bondholders of the Company, against the Improvements of the Company situated on the Leased Territory and if this attachment is not lifted within thirty (30) days or contested in good faith by the Company within thirty (30) days following this attachment;

28.1.5	if the Company becomes bankrupt, becomes insolvent or makes an assignment for the benefit of its creditors, or if, having become bankrupt or insolvent, it takes advantage of any law which may apply to bankrupt or insolvent debtors, or it makes a proposal pursuant the Bankruptcy and Insolvency Act (Canada);

28.1.6	if the Company does not file an initial Master Development Plan and subsequent master development plans by no later than the six (6) months following the dates provided for at paragraphs 7.3 and 7.4 of this lease;

28.1.7	if the Company does not respect, execute or fulfill, within a delay of sixty (60) days after receipt of a written request from the FAPAQ to this effect, specifying the Company’s default, any other undertakings, agreements, provisions, stipulations or conditions contained in this lease.

28.2	In case of default, other than those established pursuant to paragraph 28.1.5, the FAPAQ may, at its option, terminate this lease and the Company’s rights hereunder by giving the Company a written notice of its intention to terminate this lease and detailing the Company’s default. The Company may prevent the termination of this lease by the FAPAQ by remedying this default before the expiry of a period of sixty (60) days following receipt of the notice. If the Company has not remedied this default within this sixty (60) day period, the FAPAQ may choose, upon advising the Company, for the lease to be automatically terminated, and the FAPAQ may then enter the Leased Territory, take possession thereof, and become owner of all the Improvements belonging to the Company on the Leased Territory upon payment to the Company of any amount established pursuant to article 23.

Nevertheless, if the event of default cannot conveniently be corrected within this sixty (60) day period, this default will be deemed to be corrected to the satisfaction of the FAPAQ and the lease will not be terminated if during this sixty (60) day period, if the Company begins correcting this default and pursues this correction with reasonable diligence, the whole subject to the rights of the FAPAQ to transmit, after this period, a notice pursuant to the previous subparagraph in the event that the Company does not respect its obligations to correct as provided in this subparagraph.

28.3	If the event of default established pursuant to paragraph 28.1.5 occurs, subject to the provisions of paragraph 28.4, this lease will automatically terminate, the FAPAQ may enter the Leased Territory, and take possession, and become owner of all the Improvements belonging to the Company on the Leased Territory upon payment of any amount established pursuant to article 23.

28.4	The FAPAQ must send a copy of any notice provided pursuant to the terms of this article to secured creditors holding securities described at paragraph 26.1 the address of whom will be provided to it as per this paragraph, in which case:

28.4.1	if the Company has not remedied the default identified in the notice pursuant to the terms of paragraph 28.2, within the prescribed time, the FAPAQ, after having acquired the right to terminate pursuant to terms of paragraph 28.2 or the expiry of the lease pursuant to the terms of paragraph 28.3 must allow any such secured creditor, if it is interested in conserving its rights to, following reception of a notice from the FAPAQ to this effect, remedy the default of the Company, take possession of the Leased Territory and the Improvements of the Company, and choose to replace the Company for the execution of the obligations, conditions and restrictions stipulated herein with respect to the Company;

28.4.2	if in the sixty (60) days following receipt by these secured creditors of the aforementioned notice, these creditors have not remedied the Company’s default, taken possession of the Leased Territory and the Improvements of the Company on the Leased Territory, and replaced the Company for the execution of the Company’s obligations pursuant to the terms of this lease, the FAPAQ may terminate this lease against everyone, and this lease will thus be terminated, the FAPAQ may therefore take possession of the Leased Territory and will become the owner of all of the Improvements of the Company on the Leased Territory in exchange for payment of any amount established pursuant to the provisions of article 23;

28.4.3	notwithstanding the terms of paragraph 28.4.2, if the right to terminate the lease pursuant to this article 28 arises:

28.4.3.1	from a default under the terms of paragraph 28.1.4 and if any such secured creditor is able to lift the seizure discussed by this paragraph pursuant to the priority rights that it may hold, from a default pursuant paragraph 28.1.5 or from a default to respect a purely personal obligation of the Company which may not be corrected by a third party, any such secured creditor will not called upon to remedy such default, if this secured creditor respects the other provisions of paragraph 28.4.2 in the prescribed time.

28.4.3.2	from a default mentioned at paragraph 28.1.3, any such secured creditor will not be called upon to remedy such default if such creditor respects the other provisions of paragraph 28.4.2 within the periods prescribed therein, if its seeks an acquirer for this lease and the Improvements in a diligent manner and assigns this lease and the Improvements on the Leased Territory as well as the Lands subject to the servitude and the Improvements found thereon to a third party according to the provisions of paragraph 24.1 within sixty (60) days from the approval of the FAPAQ or any other reasonable delay in the circumstances. This third party acquirer will not be in default pursuant to paragraph 28.1.3 if it remedies the default within the course of the year following its acquisition.

28.4.4	Notwithstanding the terms of paragraphs 28.4.2 and 28.4.3, when such secured creditor cannot reasonably remedy a default of the Company pursuant to this lease within the prescribed time in paragraph 28.4.2, such default may deemed to be corrected to the satisfaction of the FAPAQ and this lease will not be resiliated against such a secured creditor if, within the prescribed time under paragraph 28.4.2, such secured creditor begins correcting the default and pursues such correction with reasonable diligence or institutes within this period and pursues with reasonable diligence judicial proceedings required for the realization of its guarantees or taking of possession, the whole on the condition that, during this period, any such secured creditor may operate or cause to be operated the ski business from December to March if permitted by the climatic conditions and the snow. The Company is obligated to allow such a secured creditor to fulfill this condition subject to all the rights and recourses that the Company may assert, have or exercise against such secured creditor.

28.4.5	If more than one secured creditor has the right to avail itself of the provisions of paragraph 28.4, subject to any agreement between these secured creditors, the creditor whose security has priority of rank pursuant to the law will be privileged in relation to paragraph 28.4.

28.4.6	If such secured creditor does not respect or fulfill the obligations and conditions provided for at paragraphs 28.4.2, 28.4.3, 28.4.4 or 28.4.5, the FAPAQ, at its discretion, will have the absolute right to terminate this lease against everyone upon notice to this effect given to such secured creditor and this lease will thereby be resiliated against every one.

28.5	The Company recognizes that any violation on its part of any of its obligations pursuant to the terms of articles 6, 7, 8, 9.1, 11, 12 and 24 of this lease is for all legal purposes presumed to cause serious or irreparable prejudice to the FAPAQ and is presumed to be a violation which may not be remedied by a judgment in damages. Therefore, the Company agrees that the FAPAQ will have the right to an injunctive recourse or recourse in execution in order to prevent or to stop the violation of any obligations assumed by the Company pursuant to these articles or in order to force the Company to execute its obligations.

28.6	The fact that the FAPAQ has pardoned, excused or overlooked at any moment a default, violation or non-execution on the part of the Company in relation to any of the conventions, stipulations, or conditions provided for herein, will in no way have the effect of a waiver of the rights of the FAPAQ in relation to any default, violation or non-execution, present or future, or the effect of cancelling or affecting in any way the rights of the FAPAQ under the terms hereof in relation to any such default, violation or non-execution, present or future; and no waiver of a right may be presumed or inferred from any action or omission of the FAPAQ except in the case where it arises from an express waiver in writing.

28.7	The mention in this lease of a particular recourse of the FAPAQ in relation to any default by the Company will not prevent the FAPAQ from exercising any other recourse in relation to such default, whether such recourse is available in law, in equity or under law or it is expressly provided herein. No recourse will exclude another recourse nor depend on another recourse, but the FAPAQ may from time to time exercise one or several of these recourses separately or together, cumulatively and non-alternatively.

ARTICLE 29 - NON EMPHYTeUTIC LEASE

This lease is not and must not be interpreted as being an emphyteutic lease nor a constitut in a sense of the repealed Constitut or Tenure System Act (R.S.Q., chapter C-64).

ARTICLE 30 - COSTS AND FEES

The Company will pay all of the costs and fees of this lease, the registration and the copies.

ARTICLE 31 - ARBITRATION

The FAPAQ or the Company may, but is not obligated to, submit for arbitration any dispute resulting from the interpretation of this lease following the provisions of articles 940 to 951 inclusively of the Code of Civil Procedure of the province of Quebec.

The preceding paragraph must not be interpreted as a being an arbitration clause and in no way limits the rights of the FAPAQ of the Company to institute proceedings before the courts in order to obtain a decision in a litigious matter, however subject to such contentious procedures being served either before an arbitrator has been requested by the other party, or after the arbitrators have rendered their decision.

ARTICLE 32 - SKI TICKETS

The price of ski tickets destined for clients of the hotels in the Laurentians must be uniformed, guaranteed and communicated to the Association Touristique des Laurentides (“ATL”) or its successors, by no later than the 1st of April of each year, for the following season. The Company must provide evidence to the FAPAQ that it has fulfilled its obligation pursuant to this article.

If the price of ski tickets is not communicated by this date, the price of these tickets of the previous will be automatically renewed.

ARTICLE 33 - RIGHT OF PREEMPTION

33.1	During the term of this lease and its renewals, if the FAPAQ would like to enhance (as defined hereinbelow) the Liberated Territory or a part thereof (the “applicable immoveable”) either itself, with the participation of a third party (the “proposed participant”) or by authorizing to this effect a proposed participant, the FAPAQ must first offer to the Company participation in the increase in value of the applicable immoveable by giving it written notice of its desire and by annexing a summary of the highlights of the offer received from the proposed participant (the “offer”). The Company will then have the option to participate in the enhancement of the applicable immoveable on the conditions indicated in the offer for a period of thirty (30) days following the receipt of such notice, which option must be exercised in writing. If the Company does not exercise the aforementioned option within this thirty (30) day period, at any time within a delay of a hundred and eighty (180) days following the expiry of the option, the FAPAQ may begin the enhancement of the applicable immoveable with the participation in such enhancement of the proposed participant under the conditions contained in the offer. If this enhancement is not commenced within this one hundred and eighty (180) day period, the right to enhance the applicable immoveable with the participation in the enhancement of a third party will again be subject to the provision of this article 33.

33.2	“participation in the enhancement” means (i) the participation by a person other than the Société des établissements de plein air du Québec (R.S.Q., c. S-13.01) in any kind of legal structure allowing it to participate in the economic benefits resulting from the enhancement of a project or a business in the applicable immoveable, notably through lease, sale, license or any other means, or (ii) the participation of such person with the FAPAQ as a partner in any partnership, as a general partner or limited partner in any limited partnership, as a shareholder in any corporation or company, as a participant in any joint venture or as an undivided co-owner.

33.3	Subject to an Act respecting access to documents held by public bodies and the protection of personal information (R.S.Q., c. A-2.1), for an offer to be considered for the purposes of the present article 33, the notice to the Company must be accompanied by all the details relating to the offer and the personal and financial situation of the proposed participant or participants; if the offer is presented or signed by an agent or representative, the notice must identify the principal. The FAPAQ will exercise reasonable efforts to obtain any consent necessary to allow this information to be disclosed.

33.4	The offer must provide that the commencement of the enhancement project of the applicable immoveable will take place not less than thirty (30) days and not more than sixty (60) days from the signature of the offer and does not contain any consideration other than the participation in the enhancement of the applicable immoveable and a representation that it is not connected to any other transaction.

ARTICLE 34 - NOTICE

Any notice that must be given by one party to the other pursuant to the terms of this lease must be given in writing and is deemed as having been received either the day of its service by bailiff or the day of its personal delivery or, is sent by mail, the third (3rd) business day after its mailing by registered mail, to the addresses mentioned below:

The FAPAQ:

La Société de la faune et des parcs du Québec

Édifice Marie-Guyart, 10th floor

675 René-Lévesque Blvd. East

Québec (Québec)

G1R 5V7

The COMPANY :

Station Mont Tremblant société en commandite

c/o Station Mont Tremblant Inc.

3005, chemin Principal

Mont-Tremblant (Québec)

J0T 1Z0

To the attention of : Vice President, Real Estate Development.

or any place in Quebec that each party may designate to the other in writing that is duly served.

ARTICLE 35 - DESIGNATION OF CERTAIN IMMOVEABLES

35.1	The “Liberated Territory” is the Old Territory other than the Leased Territory.

35.2	The “Old Territory” is described as follows:

[Designation of the old territory omitted]

35.3 The “Leased Territory” is described as follows:

[Designation of the Leased Territory omitted]

35.4 The « Site I » is described as follows :

[Designation of Site I is omitted]

35.5 The “Servient Land – south face” is described as follows:

[Designation of the Servient Land – south face” is omitted]

35.6 The “North Camp Grounds” is described as follows:

[Designation of the North Camp Grounds is omitted]

35.7 The “Valley Grounds” is described as follows:

[Designation of the Valley Grounds is omitted]

ARTICLE 36 -    mentions required pursuant to article 9 of AN ACT RESPECTING DUTIES ON TRANSFERS OF IMMOVABLEs (R.S.Q., c. D-15.1)

a)           Name and address of the Lessor:

La Société de la faune et des parcs du Québec
Ministère responsable de la Faune et des Parcs
675, boul. René-Lévesque Est, 10e étage
Québec (Québec)
G1R 5V7

b)           Name and address of the Lessee:

Station Mont Tremblant société en commandite
a/s Station Mont Tremblant Inc.
3005, chemin Principal
Mont-Tremblant (Québec)
J0T 1Z0

c)	The leased terrain is situated in the municipalities of Mont-Trembant and Saint-Jovite.

d)	The leased terrain is affected for the purpose of the public interest and is located in the Mont Tremblant Recreational Park created pursuant the Parks Act (R.S.Q. c. P-9) and has no market value.

e)           The basic imposition amount is zero dollars ($0).

f)	No transfer taxes in relation to this leased terrain are payable pursuant to paragraph a) of Section 20 of this act.

WHICH ACT in Mont-Tremblant, under number TWELVE THOUSAND FORTY-EIGHT (12,048) of the minutes of the undersigned notary.

HAVING READ the parties have signed in the presence of the undersigned notary in the following manner:

Made and signed in Quebec, on the twenty-eighth day of January two thousand (January 28, 2000)

LA SOCIÉTÉ DE LA FAUNE ET DES PARCS DU QUÉBEC

Made and signed in Mont-Tremblant, on the twenty-eighth day of January two thousand (January 28, 2000)

STATION MONT TREMBLANT SOCIÉTÉ EN COMMANDITE

By its only general partner

STATION MONT TREMBLANT INC.

[signed by Michel Aubin, president]

[signed by Charles Massicotte, vice president, Finance]

[signed by Pierre Dupré, notary]

41

Schedule A

CANTON DE MARCHAND
CANTON DE JOLY
PARTIE NON CADASTRÉE DU CANTON DE JOLY
PARTIE NON CADASTRÉE DU CANTON DE ROLLAND
TERRITOIRE LIBÉRÉ DU BAIL
ZONE AMBIANCE
ZONE DE PRESERVATION
PIC JOHANNSON
CANTON DE ROLAND
CANTON DE GRANDISON
CANTON DE JOLY
CANTON DE GRANDISON
RANG 6
RANG 5
CANTON DE GRANDISON
RANG 14
CANTON DE WOLFE
ZONE DE SERVICES S-4
VERSANT NORD
VERSANT SUD
VERSANT SOLEIL
ZONE AMBIANCE

marchand houle et associés
ingénieurs - conseils
6396, rue St-Denis
Montréal (Québec)
H2S 2R7
Tél. (514) 273-4212
Fax. (514) 273-2568

LÉGENDE:

Limite du Territoire sous-bail ------

Territoire libéré du bail

Limite entre zone d'ambiance et zone de services —·—

RÉFÉRENCES: CARTES TOPOGRAPHIQUES DU MINISTÈRE DES RESSOURCES NATURELLES DU QUÉBEC.
CARTE LABELLE 31J07-200-0102
CARTE RIVIÈRE ROUGE 31J02-200-0202

émissions et révisions

sceau

projet

TREMBLANT
Mont-Tremblant, Quebec

titre

TERRITOIRE SOUS-BAIL

échelle	1:20000	vérifié	S.M.
date	98/02/01	dessiné	P.C.
contrat	97A-818	plan no.	AE1 de

FICHIER: 818-GENERAL3 ECHELLE D'IMPRESSION: 1=1
REPERTOIRE:

marchand houle et associés

contrat no. 97A-818
plan no. AE1 de

42